Exhibit 99.1

Chiasma Reports First Quarter 2017 Results

WALTHAM, Mass., May 5, 2017 — Chiasma, Inc. (NASDAQ: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today reported financial results for the first quarter ended March 31, 2017.

“We remain in dialogue with the FDA to determine a viable development and regulatory path forward for octreotide capsules as a potential new oral treatment option for adult patients with acromegaly,” said Mark J. Fitzpatrick, president and chief executive officer of Chiasma. “Meanwhile, we have modified our MPOWERED™ international study to position Chiasma to potentially conduct an additional Phase 3 trial addressing the FDA’s concerns and produce data packages that could be suitable for submission in both the United States and the European Union. We remain firmly committed to octreotide capsules and look forward to continued discussions with the FDA.”

Octreotide Capsules NDA

As previously announced, Chiasma received a Complete Response Letter (CRL) from the Food and Drug Administration (FDA) on April 15, 2016 regarding our New Drug Application (NDA) for octreotide capsules. The FDA expressed concerns regarding certain aspects of the company’s single-arm, open-label Phase 3 clinical trial. The agency also recommended that Chiasma conduct a randomized, double-blind and controlled trial that enrolls patients from the U.S. and is of sufficiently long duration to ensure that control of disease activity is stable at the time point selected for the primary efficacy assessment. Following receipt of the CRL, the company participated in an End of Review meeting with the FDA. In the meeting minutes, the FDA reiterated its strong preference for a randomized, double-blind and controlled trial and also suggested that some of its concerns could potentially be addressed through a placebo-controlled study design. Chiasma acknowledges this feedback and continues to work with the FDA on potential pathways forward, including the possibility of conducting a trial consistent with the FDA’s recommendations, to potentially enable approval in the U.S. for octreotide capsules in acromegaly.

In addition, the FDA advised in the CRL that, during a site inspection, certain deficiencies were conveyed to the representative of one of Chiasma’s suppliers. These deficiencies would need to be resolved before approval. In December 2016, the supplier informed Chiasma that it had received its Establishment Inspection Report (EIR) from the FDA. The receipt of the EIR is an indication the agency has concluded its inspection of the supplier and as of the date of its report considers outstanding deficiencies to be resolved.

MPOWERED™ Phase 3 Trial

Chiasma continues to enroll patients in MPOWEREDTM, the company’s international Phase 3 trial of octreotide capsules in adult acromegaly patients, to potentially support regulatory approval in Europe. In 2016, enrollment in this trial met the company’s internal expectations. The FDA advised Chiasma that the MPOWERED™ clinical trial will not be sufficient to address the concerns identified by the FDA in the CRL. As a result, the company modified certain elements of the MPOWERED™ study to preserve patients, sites and other resources necessary to enable Chiasma to potentially conduct an additional Phase 3 trial addressing the FDA’s concerns and produce data packages that could be suitable for submission in both the U.S. and the European Union.

Chiasma intends to provide further clinical and regulatory strategy updates if and when the company is able to reach an understanding with the FDA on the development path forward for octreotide capsules. The company remains committed to the advancement of Mycapssa for acromegaly in adults to potentially improve patient care.

First Quarter 2017 Financial Results

•	G&A Expenses: General and administrative expenses were $2.5 million for the quarter ended March 31, 2017, compared to $10.0 million for the same period of 2016. The decrease was primarily due to the reduction in pre-commercial activity expenditures following the CRL as well as the June and August 2016 reductions in force of substantially all the company’s commercial personnel and certain administrative functions.

•	R&D Expenses: Research and development expenses were $4.7 million for the quarter ended March 31, 2017, compared with $7.2 million for the same period of 2016. The decrease was primarily due to pre-commercial manufacturing validation activities in 2016 that did not reoccur in the quarter ended March 31, 2017 as well as reduced compensation-related costs and other research and development program efforts following the reductions of force in June and August 2016. These decreases were partially offset by increased clinical trial costs of $0.6 million.

•	Net Loss: For the quarter ended March 31, 2017, net loss attributable to common stockholders was ($7.0) million, or ($0.29) per basic share. This compares with a net loss of ($17.2) million, or ($0.71) per basic share, for the same period of 2016.

•	Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2017 were $85.0 million, compared with $93.0 million as of December 31, 2016, primarily reflecting the company’s first-quarter operating expenditures and the second annual $1.7 million installment payment related to the termination of the company’s license agreement with Roche. The company expects its existing cash, cash equivalents and marketable securities to fund operations beyond 2018.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are registered trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s commitment to develop new treatment options for patients with rare and serious chronic diseases, specifically acromegaly, the company’s efforts to explore pathways to potentially enable regulatory approval of octreotide capsules in the U.S., the company’s ongoing MPOWERED™ Phase 3 clinical trial, the company’s ability to preserve patients, sites and other resources necessary to enable it to potentially conduct an additional Phase 3 trial addressing the FDA’s concerns and produce data packages that could be suitable for submission in both the United States and the European Union, and the company’s expectation that its existing cash, cash equivalents and marketable securities will be sufficient to fund its operations beyond 2018. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of octreotide capsules in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of octreotide capsules in accordance with the FDA’s recommendation to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with the ability of the company’s suppliers to pass future regulatory inspections; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (SEC) on March 16, 2017, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended
	March 31, 2017	March 31, 2016
Operating expenses:
General and administrative	$2,460	$9,994
Research and development	4,655	7,226

Total operating expenses	7,115	17,220

Loss from operations	(7,115)	(17,220)
Other income, net	(160)	(129)

Loss before provision for income taxes	(6,955)	(17,091)
Provision for income taxes	65	89

Net loss	$(7,020)	$(17,180)

Earnings per share attributable to common stockholders
Basic	$(0.29)	$(0.71)

Diluted	$(0.29)	$(0.71)

Weighted-average shares outstanding:
Basic	24,359,584	24,237,629

Diluted	24,359,584	24,237,629

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$18,989	$37,013
Marketable securities	66,029	55,971
Prepaid expenses and other current assets	1,769	2,110
Property and equipment, net	646	683
Other assets	992	979

Total assets	$88,425	$96,756

Accounts payable	$1,506	$1,166
Accrued expenses	4,737	5,534
Other current liabilities	1,654	1,700
Long-term liabilities	1,101	2,631

Total liabilities	8,998	11,031
Total stockholders’ equity	79,427	85,725

Total liabilities and stockholders’ equity	$88,425	$96,756

Contact:

Andrew Blazier

Sharon Merrill Associates

(617) 542-5300

chma@investorrelations.com